Exhibit 99.1

Ernie Ortega Joins Towerstream – Former Cogent Chief Revenue Officer will Assume Consulting Role for Sales and Marketing

MIDDLETOWN, R.I., September 15, 2016 – Towerstream Corporation (NASDAQ: TWER) (the “Company”), a leading Fixed-Wireless Fiber Alternative company, announces Ernie Ortega will be expanding his role with the company. Ernie will assist the company as a consultant focusing on Towerstream's sales and marketing strategy. Ernie is formerly CRO at Cogent Communications and most recently CRO at Colt and presently is an advisor to Towerstream. He will work in the Company’s Middletown, RI corporate offices where he will work closely with Towerstream's sales and marketing teams.

Management Comment

“Ernie has delivered to both Cogent and Colt meaningful and steady sales increases,” stated Philip Urso, Interim Chief Executive Officer. “He sees the opportunity for increased penetration using our massive Fixed-Wireless network above major cities in the US.”

“I have been following Fixed-Wireless closely. It is clear that it has reached parity with fiber, and is superior to fiber in cost and speed to install. I am excited about the possibilities,” stated Mr. Ortega. “I see incredible potential to penetrate existing markets and grow the company’s revenue rapidly with a speed and cost fiber just cannot match.”

About Towerstream Corporation

Towerstream Corporation (NASDAQ:TWER) is a leading Fixed-Wireless Fiber Alternative company delivering high-speed Internet access to businesses. The Company offers broadband services in 12 urban markets including New York City, Boston, Los Angeles, Chicago, Philadelphia, the San Francisco Bay area, Miami, Seattle, Dallas-Fort Worth, Houston, Las Vegas-Reno, and the greater Providence area.

Safe Harbor

Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:

Terry McGovern

Vision Advisors

415-902-3001

mcgovern@visionadvisors.net